Exhibit 10.14(a)

FIRST AMENDMENT TO LETTER AGREEMENT

This Amendment (the ““Amendment”) is entered into by and between Aspen Technology, Inc. (“Aspen”) and Sanwa Business Credit Corporation (“SBCC”) effective as of the 3rd day of March, 1994.

WHEREAS, Aspen and SBCC are parties to that certain letter agreement dated as of March 25, 1992, (the “Letter Agreement”); and

WHEREAS, Aspen and SBCC wish to amend the Letter Agreement as hereinafter provided;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt of which is hereby acknowledged, Aspen and SBCC hereby agree as follows:

A.                                    Amendment.  The Letter Agreement shall be amended as follows:

1.                                      Paragraph 1 is amended by the deletion of clause (ii) from subparagraph (1(k) and the insertion of the following terms in replacement of the deleted terms:

“(ii) the failure of an Obligor under any International Contract to make a Payment within twenty-five (25) days of the due date of that Payment;”

2.                                      Paragraph 1 is further amended by the addition of the following terms:

“(q) ‘Loss’ means, in relation to any Contract, the difference between (i) the Repurchase Price of the Contract repurchased by you from us, and (ii) any Payments received or recoveries made by you with respect to the Contract or the Software license covered by the Contract after your repurchase of the Contract from us.”

3.                                      Paragraph 8 is amended by the insertion of the following immediately after the first sentence and immediately before the second sentence:

“You will, or will cause one or more of your subsidiaries or affiliates to, timely prepare and deliver invoices for all Payments under ./International Contracts to the Obligor(s) under such Contracts.  Such invoices shall Specify the date for payment, the amount due, and shall , instruct the Obligor to remit Payments to us at Harris Trust and Savings Bank, ABA Number 071000288, for the Account of Sanwa Business Credit Corporation, Account Number 4016895.”

4.                                      Paragraph 11 of the Letter Agreement is deleted in its entirety and replaced by the following:

“11.                         Repurchase of Contracts (Obligor Default).

(a)                                 In the event of an Obligor Default under any Contract purchased by us, and upon our request in writing that you repurchase the defaulted Contract, you will, for Domestic Contracts, within ten (10) days after receipt of our request, and for International Contracts, within five (5) days after receipt of our request, pay to us an amount equal to the Repurchase Price of the defaulted Contract, computed as of the time of your payment.  Requests for repurchase under this paragraph may be given to you from us by telecopy to you at Aspen Technology Inc., to the attention of Mary A. Dean, and shall be deemed given upon the sending thereof, if followed by letter confirmation given in the manner provided for notices under this Agreement.  After we receive the Repurchase Price for any repurchased Contract we will reassign to you all of our right, title and interest in the repurchased Contract and any Payments due thereunder without recourse to, and without representations or warranties by, us of any kind whatsoever.

(b)                                 The maximum amount of Loss which you will be required to bear on account of repurchases under paragraph 11(a) in any “fiscal year” (i.e.  any twelve month period month period ending on June 30th) shall be equal to twenty-five percent {25%) percent of the aggregate Balance of Payments (determined as of the first day of such fiscal year for Contracts owned by us as of the first day of such fiscal year, and determined as of the date of our purchase for Contracts purchased by us during such fiscal year); provided, however, that if an Obligor Default occurs with respect to one or more of the three (3) largest Contracts, the maximum amount of Loss for any fiscal year shall be equal to the greater of (i) the amount determined under the formula above, or (ii) a sum equal to the aggregate Balance of Payment of the three (3) largest Contracts (determined as of the first day of such fiscal year for Contracts owned by us as of the first day of such fiscal year, and determined as of the date of our purchase for Contracts purchased by us during such fiscal year).  In making the foregoing computations, all Contracts in a Group that have a common Obligor or Obligors owned, controlling, controlled by or under common control with substantially the same person(s), firm(s) or other entity, shall be treated as a single Contract for purposes of determining the three (3) largest Contracts.

(c)                                  The limitation on Losses which you will be required to bear under the provisions of paragraph 11(b) pertains solely to Losses occasioned by reason of your obligations under paragraph 11(a) to repurchase Contracts due to an Obligor Default.  Any loss or losses incurred by you by reason of your obligations to repurchase Contracts because of matters other than those provided in paragraph 11(a) will not be considered in determining whether the amount of Loss you have borne or will bear is more or less than the applicable maximum amount of Loss computed under paragraph 11(b).  After your repurchasing a Contract from us due to an Obligor Default under paragraph 11(a), you agree to follow your ordinary practices and procedures to recover any unpaid Payments under such Contract.  You agree to notify us of any such recovery.

(d)                                 In the event that the performance of your obligations to repurchase Contracts under paragraph 11(a) causes your aggregate loss for any fiscal year to exceed the maximum amount of Loss which has been computed in accordance with paragraph 11(b) for that fiscal year, we will refund the excess amount within ten (10) days after receipt of your invoice for the amount of excess loss (provided that the Loss for such Contract has been calculated and the invoice shows the calculations of the excess Loss).  Nothing in this paragraph 11(d) shall be construed to relieve you of your obligation to repurchase Contracts pursuant to the provisions of this paragraph 11, regardless of whether your aggregate Loss for any fiscal year exceeds the maximum amount of loss for that fiscal year.

5.                                      The letter Agreement is amended by the addition of the following terms immediately following Paragraph 11:

“11A.                Extension of Repurchase Period; Nullification of Repurchase Requests.

(a)                                 In the event that (i) you are required to repurchase a Contract pursuant to paragraph 10 of this Agreement due to the Obligor’s assertion of an offset, counterclaim or defense based solely upon an alleged failure of the Software covered by the Contract to perform acceptably or to comply with related documentation or warranties, or (ii) you are required to repurchase a Contract pursuant to paragraph 11 of this Agreement because the Obligor has failed to make any Payment under the Contract within twenty—five days (in the case of an International Contract) or within thirty days (in the case of a Domestic Contract), and provided that, in case of either (i) or (ii), you are not in default of any of your covenants or agreements under this Agreement or any Assignment, then you may elect to extend the period for your repurchase of such Contract.

(b)                                 If you elect to so extend your period for the repurchase of a Contract, you must notify us of your intent to do so prior to the latest date for your repurchase of the Contract and make payment to us of all amounts which are due and/or past due under or with respect to the Contract (excepting those which are due solely by reason of an acceleration of such Contract) and, during the extended repurchase period, you make prompt and full payment to us of all amounts which become due under the terms of the Contract, which payments shall not constitute a credit against the amount of Loss to be borne by you under this Agreement.  Thereafter, your period for the repurchase of such Contract under paragraph 10 shall be extended for ninety (90) additional days, and your period for the repurchase of such Contract under paragraph 11 shall be extended for sixty (60) additional days, provided that the following conditions are satisfied at all times during such extended repurchase period:

(i)                                     you are not in default of your covenants or agreements under this Agreement or any Assignment at any time during such extended repurchase period; and

(ii)                                  no event or condition shall have occurred and be continuing or shall occur which, in our sole determination, causes us to believe that the continued passage of time may lead to an impairment or compromise of, or increase in risk associated with (a) the security or value of the Contract, (b) the enforceability of rights and or remedies under the Contract, any related Obligor Guaranty, any other related document or agreement, or (c) the creditworthiness of or collectability of claims against any Obligor or other source of payment under the Contract.

In the event that any of the foregoing conditions cease to be satisfied at any time during the extended repurchase period, or if the extended repurchase period shall lapse or expire, you will immediately pay to us the then-remaining unpaid Repurchase Price for the affected Contract(s).

(c)                                  if you have elected to extend the repurchase period for any Contract pursuant to this paragraph 11A, and during the extended period for repurchase either (i) in the case of a repurchase under paragraph 11, we receive full payment from the Obligor under the Contract of the amount of all unpaid Payments upon which the repurchase request is based, or (ii) in the case of a repurchase under paragraph 10, we receive evidence satisfactory to us in our sole discretion, that the Obligor has withdrawn the defense(s), offset(s) and counterclaim(s) upon which the repurchase request was based, then the request for repurchase of the contract shall automatically be deemed null and of no further effect.  We will refund to you the amount of Payments made by to us by Obligors which you have previously paid us in connection with the extension of the time for repurchase.”

B.                                    Severability.

Any provision of this Amendment which is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; provided, however, that any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction; provided, further, that where the provisions of any such applicable law may be waived, they hereby are waived by Aspen and SBCC to the full extent permitted by applicable law to the end and that this Amendment shall be deemed to be a valid and binding agreement in accordance with its terms.

C.                                    Counterparts.

This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same Amendment.

D.                                    Governing Law.

This Amendment shall be construed and governed according to the laws of (but not the choice of law rules of) the State of Illinois.

E.                                     Binding Effect.

This Amendment shall be binding upon and inure to the benefit of Aspen and SBCC and their respective successors and assigns.  Except as hereby amended, the Letter Agreement shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Amendment, effective as of the 3rd day of March.

ASPEN TECHNOLOGY, INC

By:	/s/
Title: Sr. V.P., Finance & Administration

SANWA BUSINESS CREDIT CORPORATION

By:	/s/
Title: Vice President